NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Appoints Dominic J. Addesso President; John Doucette Named Chief Underwriting Officer for Worldwide Reinsurance

HAMILTON, Bermuda – June 16, 2011 - Everest Re Group, Ltd. (NYSE: RE) today announced that Dominic J. Addesso has been promoted to President.  Mr. Addesso joined Everest two years ago as Executive Vice President and Chief Financial Officer.  Prior to his employment with the Company, he was President of Regional Markets for Munich Re America.  The Company will initiate a search for a new Chief Financial Officer. Until that search is completed, Mr. Addesso will continue in his role as Chief Financial Officer.

Mr. Joseph Taranto, Chairman and Chief Executive Officer, stated, "It is rare to have an executive with such a wealth of experience on both the financial and operational sides of our business.  Dom is an outstanding leader with the highest integrity.  It has been a pleasure working with him as CFO, and I look forward to working with him as President.”

Further, John Doucette has been promoted to Chief Underwriting Officer for Worldwide Reinsurance.  Mr. Doucette joined Everest three years ago as Executive Vice President.  His responsibilities have included managing the Company’s U.S. Property, Marine and Aviation Operations as well as overseeing Enterprise Risk Management and Actuarial Pricing.  Prior to joining the Company, Mr. Doucette was President of Property & Casualty Reinsurance for Max Capital.

"John is an incredibly talented, intelligent, and productive executive,” said Mr. Taranto. “Our underwriting operations will greatly benefit from his guidance and management.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.